Exhibit 99.2

Aurora Acquisition Corp. Announces Closing of $220 Million Initial Public Offering

New York, NY, Mar. 8, 2021 – Aurora Acquisition Corp. (Nasdaq: AURC) (the “Company”), a special purpose acquisition company, announced today the closing of its initial public offering (“IPO”) of 22,000,000 units at $10.00 per unit. The gross proceeds from the offering were $220 million before deducting underwriting discounts and estimated offering expenses. The units are listed on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “AURCU” beginning March 3, 2021.

Concurrently with the closing of the offering, the Company closed two separate private placements with its sponsor, Novator Capital Sponsor Ltd., and certain executive officers and directors of the Company, generating $41.4 million in additional gross proceeds, including 3,500,000 units at a price of $10.00 per unit, for gross proceeds of $35 million and 4,266,667 private placement warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, subject to adjustment, at a price of $1.50 per warrant, for gross proceeds of $6.4 million.

Barclays Capital Inc. is acting as the sole book-runner for the offering.

A registration statement relating to the securities became effective on March 3, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is being made only by means of a prospectus, which forms a part of the registration statement. Copies of the prospectus may be obtained for free by visiting EDGAR on the Securities and Exchange (the “SEC”) website at www.sec.gov. Alternatively, copies may be obtained from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone 1-888-603-5847, or by email at barclaysprospectus@broadridge.com.

About Aurora Acquisition Corp.

Aurora Acquisition Corp. is a newly formed blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). While the Company may pursue an acquisition opportunity in any industry, sector or geographical location, it intends to focus on industries that complement its management team’s background, and to capitalize on the ability of its management team to identify targets with operations or prospects in the Europe, Middle East and Africa Technology and Media industry, including data analytics, enterprise software, security software, e-commerce and online marketplaces and/or financial services technology.

The Company is led by Thor Björgólfsson as its Chairman, Arnaud Massenet as its Chief Executive Officer, Prabhu Narasimhan as its Chief Investment Officer and Head of Legal, and Caroline Harding as its Chief Financial Officer and Director as well as a fully diverse board of directors that includes Shravin Mittal, Michael Edelstein and Sangeeta Desai.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.report. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT

Khurram Kayani
Khurram@novatorcapital.com